Exhibit 99.1

DEAR SHAREHOLDERS,
Biopure Corporation made progress on several fronts in 2006 and early 2007. We expanded the ischemia clinical development program for our oxygen therapeutic Hemopure® outside the U.S. In the U.S., we met with the FDA to discuss a possible ischemia trial and participated in an FDA Advisory Committee meeting that identified a potential path forward for a Navy-sponsored out-of-hospital trauma trial. In addition, we applied for marketing approval in the United Kingdom for an orthopedic surgical anemia indication, and we initiated product sales in South Africa.
While I believe that our diversified approach to developing Hemopure has put us on a path to corporate stability and growth, I want to streamline our progress. Accordingly, we are taking steps to prioritize our clinical activities and allocate additional resources to those activities with the most potential.
Our primary goal for the clinical trials described in this annual report (available online at http://www.biopure.com/financialreports/index.cfm) is to provide preliminary data to support advanced trials of Hemopure in ischemia and trauma patients. We believe that such data will also help us to secure strategic financing.
We view cardiovascular ischemia as a potential high-value indication for Hemopure. As the leading cause of death in the U.S. and worldwide, cardiovascular disease represents a large, established therapeutic category that is one of the most studied areas of medicine. In addition, existing treatments for cardiac ischemia command relatively high pricing and reimbursement.
The clinical development chart accompanying this letter shows that our Phase 2 ischemia trials are being conducted in Europe and South Africa. These trials include a 60-patient study in patients undergoing coronary artery bypass graft, or CABG, surgery. We are adding a site in South Africa in an effort to speed up enrollment and complete the CABG trial in 2007. We are also sponsoring a 100-patient wound healing trial in patients with peripheral vascular disease who are undergoing lower limb amputation below or through the knee.
In acute coronary ischemia, we previously completed a Phase 2 trial in 45 evaluable patients with coronary artery disease who were undergoing percutaneous coronary intervention, or PCI. Initiation of a second, 10-patient PCI trial is pending hospital approval of a protocol amendment. We expect to have data from this trial in 2007. We are also designing protocols for potential Phase 2 and Phase 3 trials in heart attack patients. In addition, we have met with the FDA to discuss our possible submission of an investigational new drug, or IND, application in 2007 to conduct a cardiogenic shock trial in the U.S.
The rationale for these ischemia trials is that Hemopure may help improve tissue oxygenation, organ function and/or wound healing by transporting oxygen through constricted or partially blocked arteries to oxygen-deprived tissues.
During a day-long hearing in December 2006, the FDA Blood Products Advisory Committee met to discuss the IND for the Navy’s proposed “RESUS” trauma trial, which the FDA placed on clinical hold. This government-funded study was designed as an 1,100-patient Phase 2b/3 trial to evaluate Hemopure as an emergency pre-hospital treatment for hemorrhagic shock in trauma patients who have a high risk of death, possibly greater than 50 percent, under the current standard of care. While the committee voted 11 to 8 against RESUS proceeding as proposed, committee members suggested modifications to the trial design in view of the product’s potential benefit in this patient population. Since the Advisory Committee meeting, the FDA and the Navy have engaged in discussions regarding protocol revisions that might

2006-2007 HIGHLIGHTS
•	Applied for marketing approval of Hemopure® in the U.K. for an orthopedic surgical anemia indication

•	Initiated a Phase 2 trial in the U.K. and Greece in patients undergoing coronary artery bypass graft (CABG) surgery

•	Initiated a Phase 2 trial in the U.K. and South Africa in patients with peripheral vascular disease undergoing lower limb amputation

•	Began selling Hemopure in South Africa; made the first-ever commercial sale of a hemoglobin-based oxygen therapeutic for human use

•	Reinstituted compassionate use of Hemopure in the U.S.

•	Surpassed 180,000 units of Oxyglobin® sold for veterinary use and an estimated 100,000 animals treated to date

•	Raised $33 million (net) to fund operations

enable RESUS to proceed as a smaller, Phase 2 trial. We expect to provide updates on the status of RESUS in the coming weeks.
Recently, the FDA has approved several requests for “compassionate use” of Hemopure by granting single-patient INDs to Biopure for the treatment of individual patients with life-threatening anemia when red blood cell transfusion was not an option. We are currently investigating the feasibility of formalizing compassionate use of Hemopure, for example, under a protocol that could enable us to collect data to support a potential orphan drug indication.
We are also sponsoring an ongoing 50-patient Phase 2 trial in South Africa to assess the safety and tolerability of Hemopure, as compared to standard therapy, for the emergency treatment of unstable trauma patients in the hospital setting. This trial is 50 percent enrolled, but enrollment has been slow because of complex protocol and site-related issues. To help address these issues, we are considering protocol revisions designed to accelerate and complete enrollment in 2007.
In early 2006, we began selling Hemopure in South Africa for its approved surgical anemia indication, as an alternative to red blood cell transfusion. Sales have been limited because allogenic red blood cells, when available, cost less per unit than Hemopure in South Africa. As a result, we are focusing our sales activities on promoting the product’s use when suitable blood is not readily available, seeking medical insurer reimbursement in private hospitals, and securing government reimbursement to enable usage of the product in public hospitals. Despite these issues, this market continues to have strategic value to the company.
In late December 2006, we received a provisional opinion letter in response to the application we submitted in the United Kingdom in July 2006 seeking regulatory approval of Hemopure for an orthopedic surgical anemia indication. We have reviewed the questions in the letter with our U.K. medical advisory board, believe that they are addressable, and plan to respond in mid 2007. There is no prescribed time frame for a final decision from the U.K. licensing authority once we respond to the letter, but four to six months is typical. If the product is approved in the U.K, we could seek approval for the same indication in other member states of the European Economic Area through the Mutual Recognition Procedure.
With regard to our listing on the Nasdaq Global Market, we hope to regain compliance by maintaining a minimum $1.00 closing bid for 10 consecutive trading days by April 16, 2007. If not, we plan to apply for transfer of our listing to the Nasdaq Capital Market and to take advantage of that market’s additional 180-day grace period to regain compliance with the $1.00 minimum bid requirement.
During the past year we settled, without a monetary penalty, the litigation that the Securities and Exchange Commission had brought against the company. In addition, we recently signed an agreement in principle to settle the pending securities class action litigation. The proposed class action settlement will have no financial effect on the company. I am pleased to put these matters behind us.
In closing, I look forward to making significant progress toward our shared goals in 2007. I thank our shareholders and employees for your continued support, and encourage you to review the information in this annual report.
Sincerely,
Zafiris G. Zafirelis
Chairman, President and CEO
February 23, 2007

Cautionary Statement Regarding Forward-Looking Information
Statements in this press release that are not strictly historical are forward-looking statements, including those that might imply that the Navy’s proposed RESUS clinical trial will be allowed to proceed, that clinical trials of Hemopure will complete enrollment or have expected outcomes, that Hemopure will receive marketing approval in Europe or the U.S. or that Biopure will realize significant sales revenues, and including any statements regarding the expected size of the RESUS clinical trial or future actions by the Navy, Biopure’s ability to satisfactorily address issues raised by regulatory authorities, the timing for preparing any such response, the timing for any subsequent regulatory actions, and the likelihood of receiving marketing authorization. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, unexpected costs and expenses, delays and determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, and delays in or unpredictable outcomes of clinical trials, and the factors identified under the heading “Risk Factors” in the company’s Annual Report on Form 10-K filed on January 29, 2007, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.
The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.